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                                                                     EXHIBIT (G)

                                                              September 23, 1999

                           NON-COMPETITION AGREEMENT


Parties:       MICHAEL G. RUBIN
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               an individual ("Rubin")
               c/o GLOBAL SPORTS, INC.,
               a Delaware corporation
               555 S. Henderson Road
               King of Prussia, PA 19406 U.S.A.

               GLOBAL SPORTS, INC.,
               a Delaware corporation ("Global")
               555 S. Henderson Road
               King of Prussia, PA 19406 U.S.A.

               GEN-X HOLDINGS INC.,
               a Washington corporation ("Gen-X Holdings")
               25 Vanley Crescent
               North York, Ontario
               Canada, M3J2B7

               GEN-X EQUIPMENT INC.,
               an Ontario corporation ("Gen-X Equipment")
               25 Vanley Crescent
               North York, Ontario
               Canada, M3J2B7


Date:          _____________, _____
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Background:  Global, U.S. Acquisition Co. ("U.S. Co."), Canadian Acquisition Co.
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("Canadian Co."), DMJ Financial Inc. ("DMJ"), James J. Salter ("Salter") and
Kenneth J. Finkelstein ("Finkelstein") are parties to an Acquisition Agreement, dated as of September 24, 1999 (the "Acquisition Agreement"), pursuant to which
(i) U.S. Co. acquired all of the issued and outstanding shares of capital stock of Gen-X Holdings in exchange for, among other things: (a) a cash payment in the amount of Six Million Forty Thousand Dollars ($6,040,000); (b) a promissory note in the principal amount of Five Million Dollars ($5,000,000); and (c) the assumption of Global's non-negotiable subordinated notes in the original aggregate principal amount of Three Million Nine Hundred Sixty Thousand Dollars ($3,960,000) payable to Gen-X Holdings, dated as of the Closing Date, together with all accrued and unpaid interest thereon, and (ii) Canadian Co. acquired all of the issued and outstanding shares of capital stock of Gen-X Equipment in exchange for, among other things, a promissory note in the principal amount of Five Million Dollars ($5,000,000). Gen-X Holdings and Gen-X Equipment are referred to herein collectively as the "Gen-X Companies". As a condition to the consummation of the transactions contemplated by the Acquisition Agreement,
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Rubin, as the chief executive officer of Global, and Global (each, individually, a "Covenantor") have agreed to become bound by certain restrictive covenants for purposes of protecting U.S. Co.'s and Canadian Co.'s purchase under the Acquisition Agreement. Any capitalized terms not defined herein shall have the meaning ascribed to such terms in the Acquisition Agreement.

     INTENDING TO BE LEGALLY BOUND, and in consideration of the mutual agreements stated below and in the Acquisition Agreement, the parties hereby agree as follows:

     1.   Noncompetition.  During the Term (as hereafter defined) except with
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the Gen-X Companies' prior written consent, neither Covenantor shall, directly or indirectly, in any capacity, at any location where either of the Gen-X Companies currently conducts or proposes to conduct business (so long as such Covenantor is aware of such proposal) as of the date hereof (the "Territory"):

          (a) communicate with or solicit any Person who is or during the one-year period prior to the date hereof was or during the Term becomes, a customer, employee, salesman, agent or representative of, or a consultant to, either of the Gen-X Companies in any manner which interferes or might interfere with such Person's relationship with either of the Gen-X Companies, or in an effort to obtain any such Person as a customer, employee, salesman, agent or representative of, or a consultant to, any other Person that conducts a business competitive with or similar to the action sports and off-price sporting goods business currently conducted by the Gen-X Companies (which off-price sporting goods business consists of the buying of closeout sporting goods and apparel inventory from retailers and manufacturers and the reselling of such inventory to other retailers); or

          (b) establish, own, manage, operate, finance or control, or directly or indirectly participate in the establishment, ownership, management, operation, financing or control of, or be a director, officer, employee, salesman, agent or representative of, or be a consultant to, any Person that conducts a business competitive with the action sports and off-price sporting goods business currently conducted by the Gen-X Companies.

Notwithstanding anything to the contrary contained herein, neither Covenantor shall be prohibited or restricted from (i) designing, developing and/or operating web sites for, (ii) providing fulfillment or other services or goods in connection with, (iii) procuring goods in connection with, or (iv) offering for sale and/or selling off-price sporting goods over the internet either on behalf of itself or any of its customers or others with which such Covenantor has a contractual relationship.

     2.   Term and Termination.  The term of this Agreement (the "Term") shall
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begin on the date hereof and shall end on the fifth (5th) anniversary of the date hereof, unless terminated earlier as provided herein. Notwithstanding the foregoing, either Covenantor may terminate this Agreement at any time, upon the occurrence of either of the following:

          (a) the material default, breach or violation of U.S. Co., Canadian Co., DMJ, the Gen-X Companies, Salter or Finkelstein in the performance or observance of any of their respective covenants, agreements, representations, warranties or conditions contained in the Acquisition

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Agreement or the Ancillary Agreements; provided that this Agreement shall not terminate if U.S. Co., Canadian Co., DMJ, the Gen-X Companies, Salter or Finkelstein, as the case may be, cures such default, breach or violation within sixty (60) days after the occurrence of such default, breach or violation; or

          (b) an Event of Default under the Subordinated Note Agreement, dated as of the date hereof, among Global, U.S. Co., Canadian Co., Gen-X Holdings Inc., a Washington Corporation, Gen-X Equipment Inc., an Ontario corporation, Gen-X Holdings Ltd., a Washington corporation and Gen-X Equipment A.G., a _____________ corporation, as defined therein.

     3.   Consideration.  Each Covenantor expressly acknowledges that (a) the
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restrictive covenants of this Agreement (the "Covenants") are a material part of the consideration bargained for by U.S. Co., Canadian Co. and DMJ, (b) without the agreement of such Covenantor to be bound by the Covenants, U.S. Co., Canadian Co. and DMJ would not have agreed to enter into the Acquisition Agreement and consummate the transactions contemplated thereby.

     4.   Enforcement.  Each Covenantor expressly acknowledges that any breach
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of any of the Covenants will result in irreparable injury to the Gen-X Companies for which money damages could not adequately compensate. If there is such a breach, the Gen-X Companies shall be entitled, in addition to all other rights and remedies they may have at law or equity, to have an injunction issued by any competent court enjoining and restraining such breaching Covenantor and all other Persons involved therein from continuing such breach. The existence of any claim or cause of action which either Covenantor or any such other Person may have against the Gen-X Companies shall not constitute a defense or bar to the enforcement of any of the Covenants. If the Gen-X Companies must resort to litigation to enforce any of the Covenants that has a fixed term, then such term shall be extended for a period of time equal to the period during which a breach of such Covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a breach occurred or, if later, the last day of the original fixed term of such Covenant.

     5.   Scope.  If any portion of any Covenant or its application is construed
          -----
to be invalid, illegal or unenforceable, then the other portions and their application shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable due to its scope, duration, geographical area or similar factor, then the court making such determination shall have the power to reduce or limit such scope, duration, are or other factor, and such Covenant shall then be enforceable in its reduced or limited form.

     6.   Reasonableness.  Each Covenantor expressly acknowledges that this
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Agreement is reasonable and valid in all respects and irrevocably waives (and irrevocably agrees not to raise) as a defense any issue of reasonableness (including the reasonableness of the noncompetition covenant insofar as it relates to the business of the Gen-X Companies, the Territory or the duration or scope of this Agreement) in any proceeding to enforce any provision of this Agreement, the intention of the parties being to provide for the legitimate and reasonable protection of the interests of the Gen-X Companies and by providing, without limitation, for the broadest scope, the longest duration and the widest territory allowable by law.

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     7.   Miscellaneous.
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          (a)  Notices.  All notices, consents or other communications required
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or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered personally, (ii) three business days after being mailed by first class certified mail, return receipt requested, postage prepaid, or (iii) one business day after being sent by a reputable overnight delivery service, postage or delivery charges prepaid, to the parties at their respective addresses stated on the first page or the signature pages of this Agreement. Notices may also be given by prepaid telegram or facsimile and shall be effective on the date transmitted if confirmed within 24 hours thereafter by a signed original sent in the manner provided in the preceding sentence. A copy of each notice to Pledgor, shall be simultaneously sent to Borden & Elliot, Scotia Plaza, 40 King Street West, Toronto, Ontario M5H 3Y4, Canada, Attn: Daniel F. Hirsh. A copy of each notice to the Secured Party shall be simultaneously sent to: Blank Rome Comisky & McCauley LLP, One Logan Square, Philadelphia, Pennsylvania 19103, Attn: Francis
E. Dehel, Esquire. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 7(a), except that any such change of address notice shall not be effective unless and until received.

          (b)  Amendment.   This Agreement may be amended, modified or
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supplemented by the parties hereto, provided that any such amendment, modification or supplement shall be in writing and signed by the each of the parties hereto.

          (c)  Waivers.   No waiver with respect to this Agreement shall be
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enforceable against the Gen-X Companies unless in writing and signed by the Gen-
X Companies. No waiver with respect to this Agreement shall be enforceable against either Covenantor unless in writing and signed by such Covenantor.
Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise or further exercise of the same or any other right, power or remedy.

          (d)  Entire Understanding.   This Agreement states the entire
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understanding among the parties with respect to the subject matter hereof, and supersede all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof.

          (e)  Parties in Interest.  This Agreement shall bind, benefit, and be
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enforceable by and against each party hereto and its successors and assigns.
None of the parties shall in any manner assign any of their rights or obligations under this Agreement except with the express prior written consent of the other parties.

          (f)  Severability.  If any provision of this Agreement is construed to
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be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

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          (g)  Counterparts.  This Agreement may be executed in any number of
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counterparts, each of which when so executed and delivered shall constitute an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one original counterpart hereof.

          (h)  Section Headings.  The section and subsection headings in this
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Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect its interpretation.

          (i)  References.  All words used in this Agreement shall be construed
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to be of such number and gender as the context requires or permits.  Unless a particular context clearly provides otherwise, the words "hereof" and "hereunder" and similar references refer to this Agreement in its entirety and not to any specific section or subsection hereof.

          (j)  Controlling Law.  THIS AGREEMENT IS MADE UNDER, AND SHALL BE
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CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF
PENNSYLVANIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

          (k)  Jurisdiction and Process.  Each of the parties (i) irrevocably
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consents to the exclusive jurisdiction of the Courts of Common Pleas of
Montgomery County, Pennsylvania, or the United States District Court for the Eastern District of Pennsylvania, in any and all actions between or among any of the parties, whether arising hereunder or otherwise, (ii) irrevocably waives its right to trial by jury in any such action, and (iii) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 7(a). In any and all actions between or among any of the parties, whether arising hereunder or otherwise, the prevailing party or parties shall be entitled to recover their reasonable attorneys' fees and legal expenses from the other party or parties.

          (l)  No Third Party Beneficiaries.  No provision of this Agreement is
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intended to or shall be construed to grant or confer any right to enforce this
Agreement, or any remedy for breach of this Agreement, to or upon any Person other than the parties hereto, including, but not limited to, any customer, prospect, supplier, employee, contractor, salesman, agent or representative of any of the parties hereto.

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     IN WITNESS WHEREOF, the parties have executed this Non-Competition
Agreement as of the date first above written.

GEN-X HOLDINGS INC.                          GEN-X EQUIPMENT INC.


By: _______________________________          By: _______________________________
    Name:                                        Name:
    Title:                                       Title:


___________________________________
MICHAEL G. RUBIN

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